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                                     EXHIBIT 11

                                IONICS, INCORPORATED

                          COMPUTATION OF EARNINGS PER SHARE

                  (Amounts in thousands, except earnings per share)


                                            Three Months Ended      Six Months Ended
                                                 June 30,                June 30,
                                              1995       1994        1995       1994
Net income                                  $ 4,618    $ 3,582     $ 8,746    $ 6,979

Earnings per common and common
  equivalent share:

  Weighted average number of shares
    outstanding                              14,034     13,906      14,019     13,900

  Incremental shares for stock options
    under treasury stock method                 442        224         434        234

  Weighted average number of common and
    common equivalent shares outstanding     14,476     14,130      14,453     14,134

  Earnings per common and common
    equivalent share                        $   .32    $   .25     $   .61    $   .49

Earnings per common and common equivalent share - assuming full dilution:

  Weighted average number of shares
    outstanding                              14,034     13,906      14,019     13,900

  Incremental shares for stock options
    under treasury stock method                 593        224         528        244

  Weighted average number of common and
    common equivalent shares outstanding -
      assuming full dilution                 14,627     14,130      14,547     14,144

  Earnings per common and common
    equivalent share - assuming
      full dilution                         $   .32    $   .25B    $   .60A   $   .49B

A Dilution is less than 3% so the primary basis was used for per share calculations.
B Reflects rounding due to January 1995 2-for-1 stock split.
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